Exhibit 14

ValueClick, Inc. Business Policies & Code of Ethics
Last Updated October 2007

Tom Vadnais
Chief Executive Officer

To All ValueClick Employees:

ValueClick, Inc. and its subsidiaries (together, “ValueClick” or the “Company”) have a fundamental commitment to business ethics and to complying with the laws that regulate our business. We are committed to an environment that fosters honesty and integrity. To that end, we have developed this Code of Ethics and Business Conduct (the “Code”). In addition, we have established a compliance program (the “Compliance Program”) designed to ensure that we have in place policies and procedures that are reasonably designed to prevent and detect violations of the Code or any applicable law, policy or regulation.

The Code applies to all employees, directors, and officers of ValueClick. As part of our Compliance Program, we have formed a Disclosure Committee and designated an outside compliance attorney whose names and telephone numbers are available and published on the Company intranet. In addition, the Chairman of the Audit Committee of the Board of Directors serves as a compliance contact for any violation related to ValueClick’s financial practices and dealings.

These resources are available to report apparent violations and may be used to address questions concerning the Code and Compliance Program. We encourage all employees to ask questions regarding the application of the Code. Employees may direct such questions to their manager (in the absence of an actual or potential conflict of interest), the Vice President of Human Resources, a member of the Disclosure Committee, the outside compliance attorney or the Chairman of the Audit Committee. Directors should raise any questions with a member of the Disclosure Committee, the outside compliance attorney or the Chairman of the Audit Committee.

While each individual employee is ultimately responsible for his or her compliance with the Code, every manager will also be responsible for administering the Code as it applies to employees and operations within that manager’s area of supervision. Managers should coordinate these tasks with appropriate compliance personnel. Managers may not delegate this responsibility.

If an employee observes or becomes aware of a situation that the employee perceives to be a violation of the Code, the employee has an obligation to notify his or her manager, a member of the Disclosure Committee as defined herein on page nine (9), the Vice President of Human Resources or the Chairman of the Audit Committee (together, “Compliance Officers”) unless the Code directs otherwise. Violations involving a manager should be reported directly to the Vice President of Human Resources or a Compliance Officer, not to or through the manager. In any case, when a manager receives a report of a violation, it will be the manager’s responsibility to handle the matter in consultation with a Compliance Officer. Directors should report any            alleged violation with a member of the Disclosure Committee, the outside compliance attorney or the Chairman of the Audit Committee.

Employees who in good faith report a perceived violation to a Compliance Officer shall be treated fairly and respectfully. If an employee reporting a violation wishes to maintain anonymity, all reasonable steps will be taken to keep the employee’s identity confidential. The communications will be taken seriously and, if warranted, any reports of violations will be investigated.

In order to make sure that all employees understand their responsibilities under the Code, the Compliance Program includes training requirements. New employees will receive an introductory briefing on the elements of the Code as part of their orientation.

The Code is available in printed form and also on the Company’s intranet. Every employee must read and understand the Code. All employees are required, as a condition of employment, to provide the Company with a certification (attached hereto) that they have read and understand the Code. Employees will also be required to sign an annual verification that they have no reasonable basis to suspect that the Company or any person acting on behalf of the Company has engaged in any conduct in violation of the Code.

ValueClick is committed to creating a work environment where employees feel that, if they are doing something reasonable and in good faith, they will not be unfairly subjected to disciplinary action. As such, the Company encourages employees to disclose (either at the outset of their employment or as soon the need arises), any current or potential conflicts with this Code that exist or might reasonably be expected to arise during the course of their employment. The Company is vested with discretion to determine whether violations of the Code should be excused because they were either inadvertent and/or resulting from a good faith effort by the employee to comply with the Code. Candid disclosure in advance of such potential conflicts is a significant factor in the exercise of this discretion.

Approved by:

/s/ Tom Vadnais
Chief Executive Officer

October 2007

TABLE OF CONTENTS

Glossary of Terms
I. Scope And Ramifications
II. Confidentiality
III. Conflicts Of Interest and related party transactions
IV. Information Disclosure Policy
V. Drugs & Alcohol
VI. Entertainment, Receiving And Providing Gifts
VII. Policy Against Discrimination & Harassment
VIII. Anti-Fraud Policy
IX. Complaint Procedure For Accounting Irregularities And Fraudulent Activity
X. Insider Trading
XI. Electronic Communication
XII. Copyrights
XIII. Document Retention Policy
XIV. Records & Accounting Integrity
Annex A – Compliance Officers
Annex B — Possible Indicators Of Fraud
Annex C — Hypothetical Examples Of Fraud
Annex D – Anti-Fraud Strategies
Annex E – Desirable Evidence Characteristic

Glossary of Terms

Authorized Spokespersons — consist of the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer, Vice President and General Counsel, the Vice President of Corporate Communications and other persons who, from time to time, are designated as Authorized Spokespersons by either the Chief Executive Officer or the Chief Administrative Officer.

Blackout Periods – designated periods in which all employees and/or Restricted Parties are prohibiting from trading Company securities.

CEO — Chief Executive Officer

CAO — Chief Administrative Officer

CFO - Chief Financial Officer

Company Parties - Company’s customers, vendors or employees.

Compliance Officers – (i) your manager (in the absence of an actual or potential conflict of interest); (ii) the Vice President of Human Resources, (iii) the General Counsel or other in-house counsel; (iv) any member of the Disclosure Committee; (v) the outside compliance attorney or (vi) the Chairman of the Audit Committee. The names and contact information for each of these individuals is included in Annex A and is also available on the Company’s intranet site, VC Central (http://myvalueclick.com).

Confidential Information - includes information in whatever form regarding the business, accounts, finances, trading, planning, software or know-how of the Company and existing or prospective customers or clients.

Fraud - inducing a course of action by deceit or other dishonest conduct, involving acts of omissions or the making of false statements, orally or in writing, with the objective of obtaining money or other benefits from or of evading a liability to, the Company. Fraud is not restricted to deceit for the purpose of obtaining monetary or material benefits but also may include intangible benefits such as status and information.

Inside Information – Material Information that has not been disseminated in a manner making it available to the public generally.

Investors — existing and potential shareholders, institutional or otherwise, of the Company.

Material Information - Information is Material Information if there is a substantial likelihood that a reasonable investor would (a) consider such information important in making a decision to acquire, hold or dispose of the Company’s securities, or (b) view such information as significantly altering the total mix of information in the marketplace about the Company. Stated another way, Material Information is any information that could reasonably affect the price of the Company’s securities.

NDA – Nondisclosure Agreement.

Offense - means an act or omission in violation of this Code.

Restricted Parties – for purposes of trading blackouts means Directors, Vice Presidents, Officers and their assistants as well as employees of the finance, human resources or legal departments Company.

SEC – Securities and Exchange Commission

Securities Professionals — includes financial analysts, fund managers, institutional advisors, investment bankers and other securities market professionals.

Serious improper conduct - where an employee has engaged in conduct (other than criminal conduct) that: (i) adversely affects, or could adversely affect, directly or indirectly, the honest or impartial performance of the functions of another employee; (ii) constitutes or involves the performance of the employee’s functions in a manner that is not honest or is not impartial; (iii) constitutes or involves a breach of the trust placed in the employee by reason of his or her employment; or (iv) involves the misuse of information or material that the employee has acquired in connection with his or her functions as an employee.

Serious improper conduct could, for example, include: breach of public trust; neglect of duty, abuse of authority; telling lies; favoritism; and bias. No list is exhaustive but is attached for illustrative purposes.

SOX — The Sarbanes-Oxley Act of 2002

VP of CC — Vice President of Corporate Communications

VP of PR - Vice President of Public Relations

I. Scope And Ramifications	ValueClick’s objective is to
maintain a productive, positive and
honest work environment. In order to
provide such an environment and to
comply with applicable law, we have
adopted this Code, which establishes
rules and standards regarding
employee behavior and performance and
constitutes a part of the terms and
conditions of employment of each
employee of the Company. Conduct
which either (i) violates the rules
and standards embodied in the Code,
(ii) interferes with the Company’s
operations, (iii) brings discredit to
the Company or (iv) is offensive to
the Company’s customers, vendors or
Company employees (“Company
Parties”), will not be tolerated and
will subject offending employees to
disciplinary action.

Listed below are examples of prohibited conduct which will subject the employee involved to disciplinary action including, but not limited to, termination:

•	• breach of the Code;

•	direct refusal to respect and follow management’s instructions concerning a job-related matter (i.e., insubordination);

•	violation of state and/or federal law;

•	employee harassment of any kind, whether it be relating to race, religious creed, color, age, sex, sexual orientation, national origin, ancestry, religion, marital status, medical condition as defined under applicable law, disability (sensory, mental or physical), HIV or AIDS status, military service, arrest and conviction records, or any other category protected by applicable law;

•	the unauthorized use of alcoholic beverages while on Company premises and on Company time, or reporting for work while under the influence of alcohol;

•

the unlawful possession, manufacture, sale, distribution or use of a controlled substance, or reporting for work while under the influence of such a substance, other than medically prescribed drugs;

•	theft, misuse or willful destruction of property belonging to Company or Company Parties or the failure to report any knowledge of such theft;

•	falsifying any Company record or report, books of account, records, reports and financial statements, including Travel and Expense Reports and time sheets; or

•	any conduct placing ValueClick in disrepute because of its association with you.

In addition, inadequate or poor work performance may also be grounds for disciplinary action or termination. The Company has the right to terminate an employee’s employment with or without cause (except where prohibited by applicable law or a written employment contract). Depending upon the circumstances surrounding a given situation, the Company maintains the right to carry out whatever disciplinary action is deemed appropriate and to report any suspected criminal activity to the proper authorities where the Company deems it advisable or required.

The Company prohibits and will not condone any form of retaliation against individuals who in good faith report unwelcome conduct or who cooperate in the investigation of such reports. In accordance with this policy, the Company will take appropriate disciplinary action for any such retaliation, up to and including termination.

Waivers of or exceptions to this Code will be granted only in exceptional circumstances. Any waivers of the Code for executive officers or directors may only be granted by the Board of Directors after disclosure of all material facts by the individual seeking the waiver and will be disclosed to the extent required under applicable law.

II. Confidentiality	As an employee, you may have access to
proprietary and confidential information
concerning the Company’s business and the
business of the Company’s clients and
suppliers. Proprietary and confidential
information may include any documents or
information concerning the Company’s
business that is not generally known to the
public that could be valuable to the
Company’s competitors which the Company
takes reasonable measures to protect. You
are required to keep such information
confidential during your employment as well
as thereafter, and not to use, disclose or
communicate that confidential information
other than in your role as an employee and
subject to a confidentiality agreement
approved by the Legal Department.

As a general matter, any access you will have to proprietary and confidential information is on a need-to-know basis. Unnecessary or unauthorized efforts to secure confidential information could constitute grounds for disciplinary action against you, including termination of employment. For instance, it is a violation to comb the Company’s computers or files without appropriate consent.

Serious problems could be caused by the unauthorized disclosure of information pertaining to internal matters or developments, or by the unauthorized disclosure of any non-public, privileged or proprietary information. In addition to possibly violating the law, such disclosure could, among other things, competitively disadvantage the Company or breach the confidence of a customer of the Company.

Confidential Information

The use of the term “Confidential Information” includes information in whatever form regarding the business, accounts, finances, trading, planning, software or know-how of the Company and existing or prospective customers or clients. Company records, reports, data, software and documents are confidential and employees are not permitted to remove, make copies, disclose or release them (in whole or in part) to persons who are not directors, officers or employees of the Company without prior approval of their manager.

Except as required in the performance of an employee’s duties, or if required by law after consulting with the Company’s General Counsel, employees should not discuss Company business with anyone who does not work for ValueClick and never discuss confidential business transactions with anyone, including another Company employee, who does not have a direct association with the transaction. Furthermore, employees must refrain from discussing or disclosing Confidential Information while in any non-private setting.

If employees are questioned by someone outside their department and they are concerned about the appropriateness of giving that person information, they are not required to answer. Instead, as politely as possible, they should refer the inquiry to their manager and reference the Code. Any inappropriate inquiries from someone outside the Company concerning the Company’s business should be referred to the Company’s General Counsel and/or Vice President of Corporate Communications.

Duties After leaving the Company

Moreover, employees owe a continuing obligation of confidentiality after leaving the Company’s employment, including compliance with the Company’s Confidentiality and Invention Assignment Agreement. Employees may not disclose the Company’s Confidential Information to any third-party after leaving employment except with the prior written consent of the Company or as required by applicable law.

Upon termination of employment, employees will be required to sign a declaration, in form and substance satisfactory to the Company, confirming their continued obligation of confidentiality owed to the Company and confirming they have returned all company property and any and all company documents. Company documents are the sole property of ValueClick.

Privileged and Third Party Information

In addition to protecting our own proprietary information, it is the policy of the Company to respect the proprietary information of others. Should any employee be furnished with such information or become aware of information that he or she believes may have been misappropriated from another party, that employee should immediately report the event to a Compliance Officer.

No current or former employee shall disclose any attorney-client privileged information or any attorney work product without the prior written consent of the General Counsel of the Company.

III. Conflicts Of Interest and Related Party Transactions	ValueClick strives to conduct
its affairs in strict compliance with
the letter and spirit of the law and
to adhere to the highest principles
of business ethics. Accordingly, all
directors, officers, employees, and
independent contractors, including
members of their immediate household,
must avoid activities and
relationships which are in conflict,
or give the appearance of being in
conflict, with these principles and
with the interests of the Company.

A conflict of interest may arise when an individual receives improper personal benefits as a result of his or her position with ValueClick, or when an individual has other duties, responsibilities or obligations that run counter to his or her duty to the Company. A conflict of interest or potential conflict of interest may be resolved or avoided if it is appropriately disclosed and approved in writing by a Compliance Officer, or, if the conflict involves an officer or director of the Company, it must be disclosed and approved in writing by the Audit Committee of the Board of Directors. In some instances, disclosure may not be sufficient and the Company may require that the conduct be stopped or that actions taken be reversed where possible. Any actual or potential conflict of interest must be reported to a Compliance Officer.

This Code does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts that must be avoided are described below.

•	Accepting or offering gifts, entertainment or favors may be improper or embarrassing to the Company if they have a value beyond what is normal and customary in the Company’s business or they are being offered in order to influence an individual’s actions.

•	Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

•	Investing or holding outside directorships in suppliers, customers or competing companies, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action taken in the scope of performing duties for the Company.

•	Borrowing from or lending to customers or suppliers.

•	Acquiring or having an interest in real estate that the Company owns or proposes to acquire.

•	Using Company assets, labor, or information other than for the Company’s benefit or the legitimate business purposes of the Company.

•	Consulting, owning, operating or having an affiliation or controlling interest in an advertiser, publisher, affiliate or performance marketing business that is revenue generating.

The term “Related Party Transactions” is defined by the Securities and Exchange Commission and generally includes transactions between the Company and any of the following:

•	a member of the Company’s Board of Directors;

•	an executive officer of the Company;

•	a person who has been nominated for election as a member of the Company’s Board of Directors; and

•	a holder of 5% or more of the Company’s common stock

All Related Party Transactions, regardless of size, must be approved in advance by the Audit Committee of the Company’s Board of Directors. Any of the Company’s employees, executive officers or Board members who are considering entering into a Related Party Transaction must first contact the Company’s General Counsel, who will coordinate the submission of the transaction for approval by the Company’s Audit Committee of the Board of Directors.

Each director, officer, employee, and independent contractor must take every necessary action to comply with these guidelines and to disclose any actual or potential conflicts.

IV. Information Disclosure Policy	The purpose of ValueClick’s
Information Disclosure Policy is to
ensure that all material information
about ValueClick, Inc. and its direct
and indirect subsidiaries
(collectively, the “Company”) are
prudently maintained and disseminated
on a broad basis when appropriate in
order to avoid selective disclosure
of Inside Information, which could
constitute a violation of SEC
regulations designed to prevent
“insider trading.”

This policy is important in order to comply with Securities & Exchange Commission Regulation FD (Fair Disclosure), a rule that prohibits companies from disclosing Inside Information to investors where it is reasonable to expect that they will trade on the information, and to market professionals, without also disclosing the information to the public.

Overview
It is the Company’s policy to disclose Material Information on a broadly disseminated basis only at such time as is deemed appropriate by the Chief
Executive Officer and the Chief Administration Officer. Only Authorized
Spokespersons are permitted to speak on behalf of the Company with respect to
Inside Information.
No other employee is authorized to speak on behalf of the Company with respect to Material Information and no other employee is authorized to disclose Inside
Information or to speak on behalf of the Company with respect to Inside
Information. Employees should refer inquires from the media to the Vice
President of Public Relations and refer inquiries from Securities Professionals and Investors to the Vice President of Corporate Communications.

Definitions

As used in this Information Disclosure Policy, the following terms shall have the meanings specified.

Material Information

Information is Material Information if there is a substantial likelihood that a reasonable investor would (a) consider such information important in making a decision to acquire, hold or dispose of the Company’s securities, or (b) view such information as significantly altering the total mix of information in the marketplace about the Company. Stated another way, Material Information is any information that could reasonably affect the price of the Company’s securities.

The following are examples of types of information that will frequently be regarded as material:

•	Reports of quarterly and yearly revenue and earnings/losses, projections of future quarterly and yearly revenue and
earnings/losses, or expressions of comfort (or discomfort)
with the “range” or with a particular analyst’s projections of future earnings or losses;

•	Operating metrics, such as impressions, searches or clicks delivered, customer names or related figures, reach and frequency information, or competitive rankings;

•	Gain or loss of a substantial customer, contact or supplier;

•	Significant pricing changes;

•	The development or introduction of significant new products or services, or technological or website developments involving the Company;

•	Significant product or service delays or defects or other problems;

•	Pending mergers, acquisitions or tender offers involving the Company;

•	Significant new joint ventures, alliances or strategic partnerships or material developments in existing arrangements;

•	Significant sales of assets or the disposition of a subsidiary or a line of business;

•	Changes in dividend policies and share repurchase programs, or the declaration of a stock split;

•	The offering of additional securities, significant borrowings, or other material financial transactions;

•	Changes in senior management or control of the Company;

•	Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditors’ audit report; and

•	Impending bankruptcy or financial liquidity problems.

The foregoing list is for illustrative purposes only. Other types of information may be deemed to be material depending upon the relevant facts and circumstances.

Generally, any significant information or event outside the normal course of business should be reviewed carefully to determine if it is Material Information. All officers and employees should promptly consult with the Legal Department if there is any doubt about whether information constitutes Material Information prior to the disclosure of the information, or if the disclosure has already occurred, as soon as possible following the disclosure.

Inside Information

Inside Information is Material Information that has not been disseminated in a manner making it available to the public generally. With respect to press releases, the determination of whether a press release includes Inside Information shall be made in the first instance by the Relevant Persons (as defined below). As with Material Information, the Legal Department should be consulted promptly if there is any doubt about whether information constitutes Inside Information.

Previously disclosed historical information about the Company or facts that are generally known would generally not be considered Inside Information. However, comments on or updates to previously disclosed historical information may in certain circumstances constitute a disclosure of Inside Information.

Authorized Spokespersons

Authorized Spokespersons consist
of the Chief Executive Officer,
the Chief Administrative
Officer, the Chief Financial
Officer, Vice President and
General Counsel, the Vice
President of Corporate
Communications and other persons
who, from time to time, are
designated as Authorized
Spokespersons by both the CEO
and the CAO.
In order to discharge their
responsibilities effectively,
all Authorized Spokespersons
should be kept informed of
significant Company
developments. Individuals who
are not Authorized Spokespersons
should refer any inquiries from
third-parties, including
Securities Professionals or
Investors, about the Company to
an Authorized Spokesperson.

Who’s Who
CEO
Chief executive officer
CAO
chief administrative officer
CFO
chief financial officer
VP of CC
vice president of corporate
communications
VP of PR
vice president of public relations
===========================================

Securities Professionals

Securities Professionals shall mean financial analysts, fund managers, institutional advisors, investment bankers and other securities market professionals.

Investors

Investors shall mean existing and potential shareholders, institutional or otherwise, of the Company.

Relevant Persons

The Relevant Persons shall mean the officer principally responsible for media relations (VP of PR) (which currently is the Vice President of Corporate Strategy) and/or the VP of CC
for the initial drafting of press releases, and Vice President and General Counsel and CAO and/or CEO for final sign-off on all press releases.

General Policy Regarding Disclosure Of Material Information

It is the Company’s policy to disclose Material Information on a broadly disseminated basis at a time deemed appropriate by the CEO, CAO and CFO.

Only Authorized Spokespersons are permitted to speak on behalf of the Company with respect to Material Information. No other employee is authorized to speak on behalf of the Company with respect to Material Information. Authorized Spokespersons shall ensure that other employees and public relations/investor relations agency vendors refer inquiries from the media to the VP of PR and refer inquiries from Securities Professionals and Investors to the VP of CC.

Only an Authorized Spokesperson may disclose Inside Information but only where it is simultaneously and widely disseminated to the public through one of the following methods, or unless it is a permitted nonpublic disclosure made as set forth below. Acceptable methods of public disclosure for Inside Information include the use of one or a combination of the following:

•	Issuance of a press release to recognized national and international news wire services following provision of the same to the NASDAQ Market (“NASDAQ”);

•	Filing a Report on Form 8-K with the Securities and Exchange Commission; or

•	Verbally on a conference call that interested parties may listen to by telephone and through the Internet provided the public receives reasonable prior notice, by press release or press notification, of the conference call. (Posting information on the ValueClick website is not, by itself, a sufficient means of public disclosure.) The notice shall provide the time and date of the conference call and inform the public how to access the conference call by telephone or through the Internet.

Permitted Nonpublic Disclosures

Notwithstanding anything to the contrary contained in this Information Disclosure Policy, Authorized Spokespersons (as defined above) are permitted to disclose Inside Information:

•	To a person who owes a duty of trust and confidence to the Company, such as an attorney, investment banker or accountant retained by the Company, or a third-party who has executed a non-disclosure agreement (“NDA”) signed by the CAO or General Counsel;

•	To a reputable representative of the media who expressly agrees to maintain the disclosed information in confidence under a confidentiality agreement; or

•	To an entity whose primary business is the issuance of credit ratings, provided the information is disclosed solely for the purpose of developing a credit rating and the entity’s ratings are publicly available.

Procedures for Press Releases

While the VP of PR and/or VP of CC have primary responsibility for the coordination of the issuance of press releases, the CEO, the CAO and the General Counsel (collectively “Media Officers”) also shall be integrally involved in the drafting of all press releases. Accordingly, the preparation and dissemination of such press releases shall be conducted in the following manner unless otherwise required and agreed to by the CEO and CAO under special circumstances:

•	First, a draft of the release shall be prepared by or at the direction of the VP of PR or VP of CC in accordance with the Company’s press release process (including relevant customer/partner consent to be named/quoted in the release, etc.), and submitted for review and comment to the CEO, the CAO, and the General Counsel, and such other officers and legal and financial advisors to the Company as may be appropriate under the circumstances on a “need to know” basis.

•	Second, for announcements of historical or forecasted earnings as determined by the CEO or CAO, a draft of the release shall be submitted to the CFO and members of the Audit Committee of the Board of Directors. The CEO or Chief Administration Officer may require that drafts of certain other announcements be provided to the entire Board of Directors.

•	Third, after all required comments have been obtained and the General Counsel and either the CAO and CEO have approved the press release, the VP of PR or VP of CC shall issue the press release simultaneously through recognized national and international news wire services, at a date and time deemed appropriate by the Media Officers. The VP of CC shall insure that the press release is submitted to the NASDAQ Market prior to issuance. Information communicated orally to the NASDAQ Market should be confirmed promptly in writing. The notification to the NASDAQ Market should occur at least ten minutes before the release of the information to the public, as recommended in the NASDAQ Manual.

•	Fourth, and only after compliance with the foregoing procedures, the VP of PR or VP of CC may distribute the press release to others within the Company or to other third- parties not mentioned above.

Appropriate steps shall be taken at all times to minimize the potential for premature public dissemination of such draft releases and all information contained therein and distributed therewith.

The Media Officers shall ensure that all press releases include appropriate disclaimers regarding forward-looking statements pursuant to the Private Litigation Securities Reform Act. The CFO shall be responsible for filing a Report on Form 8-K with the Securities and Exchange Commission in connection with the subject matter of such press releases, if necessary. With respect to earnings announcements including Inside Information regarding a completed fiscal year or quarter, a Form 8-K shall be furnished to the SEC within four (4) business days.

A “quiet period,” will be in effect for ten business days in advance of the release of quarterly earnings, during which Authorized Spokespersons should refrain from talking to the investment community.

The Company will post the press release on the appropriate section of the Company’s website.

Disclosures to Investors and Securities Professionals

Authorized Spokespersons will, in addition to the other provisions of this Information Disclosure Policy, be expected to comply with the following in connection with their dealings with Investors and Securities Professionals.

Scheduled Conference Calls

The Company shall publicize all scheduled conference calls with Securities Professionals and Investors concerning earnings-related and material acquisition-related announcements and such other conference calls as may be determined from time to time by the CAO, and invite the public to participate in listen-only mode. The VP of CC shall be primarily responsible for scheduling and developing presentations for all such conference calls. The VP of CC must receive approval from the CEO and CAO for all materials (scripts, PowerPoint presentations, etc.) to be used in conjunction with the conference calls. Copies of all such presentations shall be provided to the General Counsel for review and comment prior to use.

Each such conference call shall be treated as if Inside Information will be disclosed. Accordingly, such conference calls shall be conducted in the following manner:

•	First, reasonable public notice of the conference call, by press release or press notification, shall be provided. Notice of the conference call shall be posted on the ValueClick website as well. The notice shall provide the time and date of the event and inform the public how to access the event by telephone or through the Internet.

•	Second, the conference call shall be conducted in such a manner that allows the public to simultaneously listen in by telephone or through the Internet.

•	Third, an audio replay of the conference call shall be made available to the public by telephone access or through the Internet for at least two but no more than seven business days thereafter. At the time such access is terminated, all material relating to such conference call shall be removed from the ValueClick website.

Conferences Sponsored by Securities Professionals

Authorized Spokespersons presenting at any such conference shall assure simultaneous public disclosure of the presentations made at the conference. Additionally, the Company shall provide the public reasonable prior notice of such conference, by press release or press notification, including the time and date of the Company’s presentation and how to access the presentation materials.

Private Communications With Securities Professionals and Investors

Private communications with Securities Professionals and Investors, whether in conjunction with a conference “break-out” session, a one-on-one or small-group meeting, a telephone call or otherwise, shall be for the sole purpose of discussing or clarifying information that has been previously disclosed to the public. No Authorized Spokesperson shall disclose any Inside Information during telephone calls or other private discussions with Securities Professionals or Investors.

If a Securities Professional or Investor inquires about earnings estimates or seeks earnings guidance during the course of such private communication, the Authorized Spokesperson shall advise the inquiring party that the Company only discloses earnings estimates or provides earnings guidance through broad public disclosure. Similarly, if, during the course of a private communication, an Authorized Spokesperson is asked, or it becomes apparent to the Authorized Spokesperson that he or she will be asked, one or more questions that may solicit any other Inside Information, the Authorized Spokesperson should decline to respond. Under no circumstances should an employee receive compensation from or serve as an advisor or consultant to a Securities Professional.

Forward-Looking Statement Disclaimers

Whenever an Authorized Spokesperson provides forward-looking information to enable Investors or Securities Professionals to better evaluate the Company and its prospects, whether during the course of a scheduled conference call, an industry conference, a private communication or otherwise, the Authorized Spokesperson must accompany such disclosure with an appropriate disclaimer regarding forward-looking statements pursuant to the Private Litigation Securities Reform Act (see sample below).

Sample Disclaimer:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, ValueClick’s ability to successfully integrate its recently completed Fastclick and Webclients mergers, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including: its Annual Report on Form 10-K filed on March 31, 2006 and amendment to its Annual Report on Form 10-K/A filed on April 21, 2006; its current report on Form 8-K filed on February 27, 2006; recent quarterly reports on Form 10-Q and Form 10-Q/A, other current reports on Form 8-K; its amended registration statement on Form S-4, filed on September 27, 2005; and its final prospectus on Form 424B3 filed on September 28, 2005. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Review of Analyst Reports and Estimates

The CAO (or the VP of CC on his/her behalf) may review a draft of an analyst’s report or an analyst’s forecasts or financial models, if requested by an analyst to do so, solely for the purpose of correcting objective errors regarding historical financial information and other information that has been publicly disclosed. However, the CAO shall make clear to the analyst that neither the CAO nor the Company expresses any opinion on any of the forward-looking information in the report or otherwise endorses the analyst’s forecasts or financial models. In addition, any comments provided to analysts following such review shall only be made orally and no Authorized Spokesperson may provide comments to such analysts in written form. Neither an Authorized Spokesperson nor any other employee of the Company shall circulate externally copies of any analyst reports; all such requests shall be referred to the analyst’s firm. The VP of CC shall coordinate the analyst report and estimate review process, under the direction of the CAO.

Other Topics Subject to this Information Disclosure Policy

Authorized Spokespersons should err on the side of caution and decline to comment on statements and respond to questions if it appears that doing so may involve a discussion of Inside Information. Comments on certain types of information about the Company will be made only in accordance with the following guidelines.

Mergers, Acquisitions or Divestitures

From time to time Authorized Spokespersons may receive inquiries about rumors, discussions or negotiations of mergers, acquisitions or divestitures. Until the Company issues a press release in accordance with this Information Disclosure Policy, all Authorized Spokespersons must respond to such inquiries substantially as follows: “It is the Company’s policy to neither acknowledge nor deny its involvement in any merger, acquisition or divestiture activity, nor to comment on market rumors.”

The official “no comment” response must be given whether or not the Authorized Spokesperson has direct knowledge of any such activities and even when the Company is not involved in any merger, acquisition or divestiture activities. Authorized Spokespersons should avoid statements that they are not aware of any pending activities. This response could constitute a false and misleading statement if others within the Company have knowledge of such activities.

Public Offerings of Securities

Various securities laws regulate and restrict the disclosure of information in connection with a public offering of the Company’s securities. No disclosures shall be made in connection with a public offering of Company securities without prior approval of the CAO.

Previously Disclosed Historical or Factual Information

In general, an Authorized Spokesperson may refer Investors and Securities Professionals to previously disclosed historical information about the Company or to facts that are generally known. Where an Authorized Spokesperson furnishes or refers to such information in writing, it will be accompanied by a written statement in substantially the following form:

“This information is being provided as historical information. In providing such historical information, the Company is not undertaking any duty to update the information. The Company has not reviewed the information to determine whether it remains accurate, and the information may have been superseded.”

Unintentional Disclosure of Inside Information and Disclosure of Inside Information Other than in Accordance with the Terms of this Information Disclosure Policy

Authorized Spokespersons who suspect or believe that there has been an unplanned, accidental or unintentional disclosure of Inside Information, or any other disclosure of Inside Information other than in accordance with the terms of this Information Disclosure Policy, are required to contact the General Counsel as promptly as practicable. If the Authorized Spokesperson and the General Counsel to determine that Inside Information has been disclosed as aforesaid:

•	Public disclosure shall be made in accordance with Section IV of these procedures within the later of 24 hours following such determination or the commencement of the next day’s trading on NASDAQ following such determination in the case of unplanned, accidental or unintentional disclosures, or as promptly as practicable in all other instances;

•	To the extent required, the General Counsel shall work with the CAO and VP of CC to alert NASDAQ as promptly as practicable; and

•	The Disclosure Committee, together with the General Counsel, shall conduct a comprehensive review of the facts and circumstances surrounding such disclosure and report its findings to the Audit Committee.

Documentation of Communications

A designated Authorized Spokesperson will maintain a file of all written statements, releases or filings made by the Company that contain Material Information about the Company. The file should include SEC filings, press releases, Company statements, shareholder communications, analyst reports, and newspaper and magazine articles.

When initiating a discussion with the Securities Professionals or Investors that may involve significant information, either by telephone or in person, an Authorized Spokesperson should prepare a log entry or file memorandum detailing the time, place and nature of the communication. Any such log entries and file memoranda should be included in the file of company communications.

V. Drugs & Alcohol	The Company prohibits the
unauthorized use of alcoholic
beverages while on Company premises,
on Company time, or reporting for
work while under the influence of
alcohol. Likewise, the Company
prohibits the unlawful possession,
manufacture, sale, distribution or
use of a controlled substance, or
reporting for work while under the
influence of such a substance, other
than medically prescribed drugs.
This policy also requires that the
Company abide by applicable laws and
regulations relative to the use of
alcohol or other controlled
substances.

VI. Entertainment, Receiving And Providing Gifts	ValueClick will obtain, and also
provide, goods and services to be
used in its business based on
service, quality and other relevant
business considerations.
Accordingly, decisions relating to
the procurement and provision of
goods and services should always be
free from even the appearance of
impropriety specifically, that
favorable treatment was sought,
received or given as the result of
furnishing or receiving gifts,
favors, hospitality, entertainment or
other similar gratuity. The giving
or receiving of anything of value for
the express purpose of inducing such
decisions is prohibited.

The payment of ValueClick funds to any officer, employee or representative of any customer or supplier in order to obtain any benefit is strictly prohibited. The competitive appeal of the Company’s services and products must be based on their quality, price and other legitimate attributes recognized in the marketplace.

VII. Policy Against Discrimination & Harassment	The Company prohibits
discrimination against any employee
or prospective employee on the basis
of sex, race, color, age, religion,
sexual preference, marital status,
national origin, disability,
ancestry, political opinion or any
other basis prohibited by the laws
that govern our operations.
The Company also prohibits all forms
of unlawful harassment. The Company
expects all personnel to adhere to a
simple standard, namely, that all
employees must be treated with
respect. The Company will vigorously
enforce its policy regarding
harassment. All employees are
expected to understand what
constitutes harassment and
accordingly avoid behavior or
situations which could have even the
appearance of or be interpreted as
harassment of another person.

Harassment is not an occasional compliment or other generally acceptable social behavior. It refers to any conduct, comment, gesture or contact (e.g., relating to race, religious creed, color, age, sex, sexual orientation, national origin, ancestry, religion, marital status, medical condition as defined under applicable law, disability (sensory, mental or physical), HIV or AIDS status, military service, arrest and conviction records, or any other category protected by applicable law) that is likely to cause offense or humiliation to a reasonable person or that might, on reasonable grounds, be perceived by a reasonable person as placing a condition on their employment or on any opportunity for training or promotion.

Reporting and Complaint Procedures

If an employee feels that he or she has been the victim of any form of harassment, he or she should promptly contact (i) his or her manager who may report it to another Compliance Officer or (ii) a Compliance Officer in cases involving the manager. If the employee fails to report the occurrence of an alleged harassment within a reasonable time, the Company’s ability to conduct a thorough investigation and respond effectively to the situation may be limited. For this reason, employees are encouraged, if they feel that they have been the target of harassment, to report the incident promptly. Any harassment reported to a manager must be reported by that manager to the General Counsel and/or the Vice President of Human Resources.

This initial report of harassment can be oral or written, but an employee will be asked to submit a written and signed statement of the complaint within one week of the initial report. Upon receipt of the written statement, the Company will conduct a fact-finding investigation.

Reports will be investigated with due regard for the privacy of those involved. Any employee found to have harassed a fellow employee or subordinate will be subject to disciplinary action, including possible termination. The Company will also take any additional action necessary to appropriately remedy the situation. No adverse employment action will be taken against any employee making a good faith report of alleged harassment.

Harassment is outside the course and scope of every employee’s job-related duties and the individual who makes unwelcome advances, threatens or in any way harasses another employee is personally liable for such actions and their consequences.

VIII. Anti-Fraud Policy	To avoid fraudulent behavior by
implementing preventative and
detective strategies and establishing
controls relating to fraudulent
activities, and to outline
investigative and reporting processes
in connection with such activities.
The aim of this policy is to
stimulate an environment that
actively discourages fraudulent
behavior but in the event that such
occurs, to provide a transparent
framework for addressing such
occurrences.
Annex B – Possible Indicators of
Fraud is included for guidance. The
Company has an obligation to follow
up on such reports and take the
appropriate steps to discourage such
behavior. This policy is not a
mechanism for the resolution of
personal disputes or grievance issues
that cannot be resolved by other
procedure.

Roles and Responsibilities

Disclosure Committee

The Disclosure Committee has the ultimate responsibility for the prevention and detection of fraud and is responsible for ensuring that appropriate and effective internal control systems and accounting are in place. The Disclosure Committee is responsible for the receipt of complaints in accordance with this policy and for the coordination, and conduct where appropriate, of preliminary investigations within the Company. The Disclosure Committee also oversees any formal investigations into any reported allegations of fraudulent behavior. The Disclosure Committee has the responsibility of referring to, or notifying, the CEO and the Audit Committee of any allegations of fraudulent behavior within the Company.

The Disclosure Committee is convened both on an as-needed basis to oversee preliminary investigations and quarterly to review any allegations or investigations involving fraud and to confirm that neither the Committee nor any other Compliance Officers are aware of other instances of fraud. This group consists of the following personnel:

•	• Chief Administrative Officer;

•	Chief Financial Officer;

•	General Counsel;

•	Director of Corporate Governance; and

• Vice President, Human Resource

The names and contact information for each of these individuals is included in Annex A and is also available on the Company’s intranet site, VC Central (www.my.valueclick.com).

Senior Executives and General Managers

All levels of management are responsible for the prevention and detection of fraud and for the implementation and operation of controls that minimize fraudulent activity within their areas of responsibility. It is the responsibility of all managers, within their day-to-day operations, to ensure that there are mechanisms in place within their areas of responsibility to assist with:

•	Assessment of the risk of fraudulent behavior through awareness of the risks; and exposures inherent in their areas of responsibility;

•	Promotion of awareness of ethical principles subscribed to by the Company;

•	Education of employees about fraud prevention and detection;

•	Promotion of a positive and appropriate attitude towards compliance with laws, rules and regulations; and

•	Prompt and positive responses to all allegations or indications of fraudulent or wrongful acts.

Where managers do not have the expertise to evaluate internal controls in their areas of responsibility, they should call on support from the Disclosure Committee.

Managers should be aware of common indicators and symptoms of fraudulent or other wrongful acts and respond to those indicators as appropriate. Details of common areas of fraud and indicators of fraud are described in Annex B.

Company Personnel

This policy is applicable to all employees and is taken to include contract personnel engaged by the Company. Employees are responsible for compliance with controls, policies and procedures. Employees should be aware of the signs of fraudulent activity and, to that end we have provided examples of such activity in Annexes B and C.

If employees become aware of fraudulent activity, there is a duty to immediately report such activity to either management within their department, or should they believe this to be inappropriate, to a Compliance Officer. Employees are expected to assist with any inquiries and investigations pertaining to fraudulent activity.

Company Strategy

It is important that ValueClick has strategies to combat fraudulent behavior. The Company environment and culture must be such that fraudulent behavior is prevented in the first instance or may be readily detected and positively dealt with. Annex D lists some strategies to foster this environment.

Employee training and development is a key component to combat fraudulent behavior. This includes

•	Employee orientation procedures making new employees aware of the Code of Conduct, and this policy.

•	The Disclosure Committee working with the Human Resources Department to develop and conduct fraud awareness and prevention training for Company employees.

•	Referring to the Code on the Company website.

Complainant Protection at ValueClick

The Company will treat all complaints confidentially and with the utmost professionalism. The Company does not, and will not, condone any retaliation of any kind against an employee who comes forward with a good faith ethical concern or complaint.

ValueClick has a duty to protect persons making complaints to it in regard to fraudulent behavior and is required to (i) investigate disclosures and remedy any actual defects or wrongdoings; and (ii) provide protection for any good faith complainant including, confidentiality, employment protection (i.e., protection from retaliation) and, where appropriate, immunity from any civil liability.

Complaint Guidelines

Complaints can be written or verbal. If verbal complaints are made, then the person receiving the complaint shall create a written record of the complaint. It is preferred that complaints about suspected fraudulent behavior be written, dated and signed by the complainant. Desired evidence characteristics are presented as Annex E to this policy. The complaint should identify or provide evidence of the following to the extent that this detail is known or available to the complainant:

•	The location of the alleged incident(s).

•	Key personnel involved in the alleged incident(s).

•	The nature of the alleged incident(s).

•	The time period over which the alleged incident(s) occurred.

•	An estimate of the monetary value, if appropriate, associated with the alleged incident(s).

•	Documentary evidence in support of the alleged incident(s).

Complaints should be made to your immediate supervisor, but if this supervisor cannot resolve the matter, you should directly contact another Compliance Officer following the escalation procedure set forth in Section IX.

Employees are encouraged not to make anonymous complaints as they may be difficult to pursue if further information is required and anonymity will prevent the Company from reporting back to any complainant. Well-substantiated anonymous complaints will, however, receive due and proper consideration.

Initial Inquiry and Preliminary Investigation Process

The following are process steps for the initial inquiry and preliminary investigation by the Company into complaints of fraudulent behavior:

•	The person receiving the complaint shall contact the Disclosure Committee for guidance before initiating any further actions related to the matter.

•	During any preliminary investigation, the Human Resources Department is responsible for employee relations advice and action. The Compliance Officers will ensure that the Human Resources Department is kept informed of the progress of any investigations and will take into account advice regarding employee relations in conducting any preliminary investigation.

•	Personnel conducting initial inquiries and preliminary investigations should preserve and secure any physical exhibits, including written and electronic material and details of the persons known to have or suspected of having handled any exhibit.

•	If discussion with an employee who is the subject of a complaint is unavoidable (for example, they may wish to confess) the discussion should occur in the presence of an appropriate third-party who will take notes of the discussion. Legal Department approval should be sought if a video or audio recording is to be conducted.

•	If criminal fraud is involved and is considered sufficiently serious, the appropriate law enforcement authorities shall also be informed which shall not occur without the express permission of the CEO, CFO or General Counsel.

Insurance Claims and Theft

•	There are occasions that require the use of external investigators to examine matters arising from insurance claims or theft. These circumstances shall be coordinated by the Director of Corporate Governance and the CFO, while the Audit Committee Chairperson shall be notified of this requirement and indicate to them the scope of the investigation.

•	Upon the completion of the investigation, a report of the outcome shall be provided to the Director of Corporate Governance as well as the Disclosure Committee and Audit Committee.

•	If such an investigation uncovers potentially fraudulent or corrupt behavior, then the matter shall be referred to the Disclosure Committee for action in accordance with this policy.

Confidentiality

•	Managers are required to maintain confidentiality with respect to complaints or matters referred to them

•	There is a need to maintain confidentiality, and the employee subject to the complaint should not be initially advised of any inquiries as this may prejudice future investigations. Information pursuant to any preliminary inquiry or investigation shall only be made available on a need-to-know basis. Whether notice shall be provided to the employee who is the subject of the complaint shall be based on the advice of the Disclosure Committee.

•	Any records arising from initial inquiries and preliminary investigations should be placed in a confidential central legal records file created for the complaint.

•	Great care needs to be taken in the investigation of suspected fraudulent behavior to avoid:

•	unfounded and incorrect accusations,

•	unnecessarily and prematurely alerting individuals against whom allegations have been made, and

•	making statements that could expose the Company to legal liability for damages arising from a wrongful accusation.

•	Whistleblowers or any other Company employees should not:

•	attempt to personally conduct any formal investigations or interviews in order to determine whether or not a suspected activity is improper. However, this does not preclude management from conducting appropriate preliminary inquiries to determine whether or not there is a basis for the complaint and further action. Such preliminary inquiries must consider the constraints imposed by this policy.

•	contact the suspected individual(s) to determine facts or demand restitution.

•	discuss any facts, suspicions or allegations associated with the complaint with anyone, unless specifically directed by a Disclosure Committee member or officers from law enforcement or regulatory agencies.

Reporting

Reports on investigations prepared under this policy will, at a minimum, be sent to the Disclosure Committee, the Audit Committee and the Director of Corporate Governance as soon as is practicable. Reports may also be sent to appropriate authorities, but only with the express consent of the CEO, CFO or General Counsel, who shall also notify the CEO, CFO, the General Counsel and the Chairperson of the Audit Committee.

IX. Complaint Procedure For Accounting Irregularities And Fraudulent Activity	The Sarbanes-Oxley Act of 2002
(“SOX” or the “Act”) made a number of
significant changes to federal
regulation of public Company
corporate governance and reporting
obligations. In accordance with SOX
and NASDAQ requirements, ValueClick
has established an accounting ethics
complaint procedure for all employees
of the Company. The complaint
procedure is for employees who may
have concerns regarding perceived
accounting, internal accounting
controls and auditing irregularities.
If an employee feels that he or she
has a concern or complaint, the
procedure for expressing such concern
or complaint is as follows:

Complaint Escalation Process
Step 1:
Discuss w/Manager
Step 2
If not satisfied with response,
raise with Compliance Officer
Step 1A:
Skip Step 1 if complaint
involves manager
Step 3
If not satisfied with response,
raise with CEO
Step 4

If not satisfied with response raise with Chairman of Audit Committee or Compliance Counsel

The names and contact information for each of these individuals is included in Annex A and is also available on the Company’s intranet site, VC Central (http://.my.valueclick.com).

The Company will treat all complaints confidentially and with the utmost professionalism. If an employee desires, he or she may submit any concerns or complaints on an anonymous basis, and his or her concerns or complaints will be addressed in the same manner as any other complaints. The Company does not, and will not, condone any retaliation of any kind against an employee who comes forward with a good faith ethical concern or complaint.

X. Insider Trading	The following information regarding our policy on insider trading and unauthorized disclosures may be summarized very simply:
DO NOT trade on or pass to others Inside Information about the Company or those with whom it has business relationships. To do so could have serious consequences for you and for the Company.

Inside Information

You, as an employee, officer, member of the Board of Directors (“Director”) or consultant of ValueClick, Inc. or its subsidiaries (“ValueClick” or the “Company”), may come into possession of, or have access to, Inside Information in the course of your association with the Company. “Inside Information”, which is also referred to as Material Nonpublic Information”, is

•	any information (either positive or negative)

•	which a reasonable investor would consider important in deciding whether to buy or sell the Company’s securities

•	that has not been publicly disclosed by means of a press release or a Securities and Exchange Commission (“SEC”) filing.

This information continues to be “Inside Information” until it has been so disclosed to the general public. For purposes of the restrictions set forth in this policy, information will cease to be Inside Information at the commencement of trading in the Company’s stock on the NASDAQ market on the third trading day after its public release by the Company.

Inside Information can include (but is not limited to) information about or plans or proposals regarding:

Revenue or expense data or projections;
Earnings or loss data or projections;
A merger or acquisition, tender offer or
exchange offer involving the Company;
The gain or loss of a substantial customer or
contract;
Significant new products or services, or
technological or website developments involving
the Company;
Significant product or service delays or
defects or other problems;
Significant new joint ventures, alliances or
strategic partnerships or material developments
in existing arrangements;
Significant pricing changes;
A significant purchase or sale of assets or
disposition of a subsidiary or division;
A dividend, stock split or
stock buy-back, or a change
in dividend policies;
Offerings of additional
securities, significant
borrowings, or other
material financing
transactions;
Changes in management or
control of the Company;
Impending bankruptcy or
financial liquidity
problems;
Negotiations regarding any
of the foregoing;
Significant actions by
regulatory bodies affecting
the Company; or
Developments in litigation
involving the Company.

The foregoing list is for illustration only and is not exhaustive; other types of information may be considered Inside Information at particular times, depending upon the circumstances. Remember that both positive and negative information may be Inside Information.

Risks and Penalties

It is illegal to trade in the Company’s securities while in possession of Inside Information. Under the federal securities laws, if you purchase or sell securities of the Company (including stock and derivative securities such as stock options) while in the possession of Inside Information:

•	You may be liable to other traders in the amount of profit you make or loss you avoid;

•	The SEC can bring an action against you to recover civil penalties of up to three times the amount of profit you make or loss you avoid;

•	If your transaction was willful, the SEC may bring an action against you for criminal penalties of up to twenty years’ imprisonment and $5 million in fines.

•	A federal court may enjoin you (temporarily or permanently) from serving as an officer or director of any public company; and

•	The Company could face a criminal penalty of up to $25 million if it fails to take steps to prevent such insider trading.

Furthermore, if you disclose Inside Information to another person (called a “tippee”) who then purchases or sells securities of the Company or who in turn discloses such information to someone else who then purchases or sells the Company’s securities, you may be liable for the same civil penalties as if you had engaged in the transaction directly.

The size of the transaction or the amount of profit received by you or the tippee does not have to be large to result in prosecution. The SEC has the ability to monitor even the smallest trades and finds people violating these rules by engaging in routine market surveillance. Brokers and dealers who handle stock and option transactions for the Company or individuals are required by law to inform the SEC of any possible violations by people who may have Inside Information. The SEC aggressively investigates even small insider trading violations.

Even if your prospective trade in the Company’s securities is necessary or justifiable for an independent reason, such as a personal financial emergency or a broker’s margin call, or even if the trade was planned well before you came into possession of the Inside Information (unless pursuant to a Qualified Trading Plan), you still may not trade if you possess Inside Information, for these are not exceptions to the SEC’s rules against trading on Inside Information.

Insider trading also poses significant risks to the Company. In addition to the penalties noted above, disclosure of even small amounts of Inside Information could require the Company to make complete disclosure regarding the matter in question before it is otherwise obligated to do so (that is, if the story is disclosed selectively or only part of the story is disclosed to the general public, the Company may have a duty to publicly disclose the full story). Disclosure of any Inside Information also could damage the Company’s competitive position, jeopardize important strategic plans, and threaten or eliminate opportunities such as design wins, acquisitions or financings.

In an effort to safeguard the Company’s Inside Information and to avoid violation of the federal securities laws, the Company requires you to observe the following policies:

1. Do Not Buy Or Sell or sell securities of the Company while you are in possession of Inside Information.

2. Never engage in any short sale of securities of the Company.

3. Do not engage in any transaction involving puts, calls, collars, warrants or other options on the Company’s securities (including both publicly-traded and private options) or any other derivative securities relating to the Company’s securities (except for the exercise of options issued by the Company under employee benefit plans so long as no sale of the underlying Common Stock occurs).

4. Do not disclose Inside Information to any person who is not an employee of the Company, except as and then only to the extent required in the performance of your regular corporate duties. Avoid unnecessary communications with other employees or consultants of the Company about Inside Information.

5. Do not disclose any Inside Information to family members, friends or any other person, except for persons affiliated with the Company who are authorized to receive the Inside Information.

6. Do not permit any member of your immediate family or anyone acting on your behalf to buy or sell securities of the Company while you are in possession of Inside Information. “Immediate family” includes your spouse, your minor children, and other relatives (by marriage or otherwise) living in your home (collectively “Family”), trusts or other entities in which you or any of your Family have a beneficial interest, and trusts or other accounts over which you or any of your Family exercise control or investment influence. (The application of this policy to family members is derived from the definition of “beneficial ownership” of securities under the federal securities laws.)

7. Do not recommend to anyone else that he or she buy or sell securities of the Company when you are in possession of Inside Information. In addition, the Company advises you not to recommend trading in the Company’s securities to anyone else, even if you believe that you do not know any Inside Information. Remember that “tipping” Inside Information is always prohibited and that your recommendation could be attributed to the Company and may be misleading if you do not have all relevant information. Your recommendation will be reviewed with 20/20 hindsight. In general, you may comment upon your own belief that the Company is a great company with a bright future (unless you know contrary information). You should not pass on analysts’ comments or recommendations.

8. Decline comment if you receive inquiries about the Company from securities analysts, reporters, potential investors or others and direct them to a member of the Company’s Disclosure Committee or the Chief Financial Officer.

9. Do not discuss Inside Information where it may be overheard, such as in restaurants, elevators, restrooms, and other public places. Remember that cellular phone conversations may be monitored and voice mail and e-mail messages may be retrieved by persons other than their intended recipients.

10. Keep all memoranda, correspondence and other documents that reflect Inside Information in a secure place, such as a locked office or a locked file cabinet. Unless otherwise advised, follow the Company’s normal policies with respect to whether to retain the information and if so for how long.

11. Treat confidential information of other companies according to the same rules that apply to the Company’s Inside Information (see below).

Additional Company Policies Applicable Only To Vice Presidents, Division. Managers, Officers and Employees of the Finance, Human Resources and Legal Departments

If you are a Vice President, Division Manager, Officer or an employee in the legal or finance department or a Director of the Company (collectively “Restricted Parties”), the following policies are also applicable to you:

1. Do not buy or sell securities of the Company during any trading “blackout period” as described below (except for trades pursuant to a Qualified Trading Plan as described below).

2. Notify the Company’s General Counsel, at least two (2) businesses days prior to engaging in any trade in the Company’s securities in order to confirm that no regular or special “blackout period” exists.

Restricted Parties Please Note

As a Restricted Party, you may never trade in Company stock until the third trading day after public release by the Company of any Inside Information

Exceptions

The foregoing rules do not prohibit the exercise of stock options granted to you by the Company or the purchase of shares pursuant to a Company Employee Stock Purchase Plan. However, sales of shares acquired pursuant to a stock option exercise or an Employee Stock Purchase Plan are restricted by the foregoing rules.

In addition, the foregoing rules do not prohibit trades made pursuant to a “Qualified Trading Plan.” A Qualified Trading Plan is a written plan for selling ValueClick, Inc. stock which meets each of the following requirements: (1) The plan is either (a) adopted by you outside of the blackout period or (b) if the blackout period is in effect at the time the plan is adopted, selling pursuant to the plan does not begin until the trading window is next scheduled to re-open; (2) the plan is in writing; (3) you adhered strictly to the terms and conditions of the plan; (4) the plan either expressly specifies sales of stock in the amounts, and at the prices, and on the dates at which you would sell the stock or provides a written formula or algorithm for determining the amounts, prices and dates of sales; and (5) at the time it is adopted the plan conforms to all other requirements of Rule 10b5-1(c)(1)(C) as currently adopted or amended by the Securities and Exchange Commission and any other restrictions applicable to your trading of stock (e.g.,
Rule 144).

Blackout Periods

Because current financial information about the Company is so important to the trading public, the Company has established certain “blackout periods” during which Restricted Parties may not engage in any trading of our securities. Restricted Parties will receive a notice prior to any such “blackout periods” going into effect. A regular “blackout period” will always be in effect beginning on the sixteenth day of the month in the last month of each quarter (March 16, June 16, September 16 and December 16) through the commencement of trading in the Company’s stock on the NASDAQ Market on the third trading day after public release by the Company of information to the financial community about the prior quarter’s results. The Company will usually release information about the prior quarter’s results approximately one month after the end of each quarter on March 31, June 30 and September 30, and approximately two months after the end of the fourth quarter on December 31 – however, in some quarters this release may be delayed.

In addition to these regular “blackout periods” each quarter, special “blackout periods” may be created during other times by Company management when circumstances (such as merger/acquisition activities or other unusual developments) so require.

Confidential Information of Other Companies

In addition to Inside Information about the Company, you may become aware of similar confidential information about other companies, such as suppliers, customers, or competitors, whose securities are publicly traded. In such a situation, you must handle the confidential information of the other company according to the same rules that apply to the Company’s Inside Information. You can be liable for trading on the basis of material non-public information in any publicly traded company’s securities. In addition, disclosure or improper use of any confidential information of another company may violate the terms of a non-disclosure or confidentiality agreement entered into by the Company and/or jeopardize the Company’s business relationships.

* * * * *

Please remember that violation of any of the laws prohibiting insider trading can result in both civil and criminal penalties as well as embarrassment to you and the Company.

It is the Company’s policy to cooperate fully with the SEC and other governmental and regulatory authorities in investigating possible violations by employees and others of applicable laws and regulations. If appropriate, the Company will assist authorities in the prosecution of persons who engage in illegal conduct.

Please contact the Company’s General Counsel, if you have any questions about these policies or their application to any specific set of facts.

XI. Electronic Communication	The Company provides electronic
communication tools to help improve
productivity and enable you to
provide efficient, high-quality work.
Electronic communications include
all aspects of voice, video, and data
communications, such as voice mail,
e-mail, fax, and Internet access.
The Company views electronic
communications as a business tool
provided to employees at significant
cost. We encourage you to use these
electronic communications subject to
the requirements set forth below.

You are required to use your access to these tools for business-related purposes, e.g., to communicate with customers and suppliers, to research relevant topics and obtain useful business information. However, personal use of the Company’s e-mail system is permitted, so long as such use is reasonable and does not otherwise interfere with legitimate business uses. While using electronic communication, you must conduct yourself honestly and appropriately, and respect the intellectual property rights, privacy and prerogatives of others, just as you would in any other business dealings.

All Company policies apply to your conduct on electronic communications, especially (but not exclusively) those that deal with intellectual property protection, discrimination, misuse of Company resources, sexual harassment, data security and confidentiality. In addition, please note that email solicitations (whether in bulk or sent by a single sales persons) must comply with the requirements of the CAN-SPAM Act of 2003.

The Company has software and systems in place that can monitor and record all electronic communications usage. The Company wants employees to be aware that our security systems are capable of recording (for each and every user) each website visit, each chat, newsgroup or e-mail message and each file transfer into and out of our internal network. The Company reserves the right to monitor these communications at any time, without notice to the employees. No employee should have any expectation of privacy as to his or her usage of electronic communication tools. The Company reserves the right to inspect any and all files of any form of communication stored in private areas of our network in order to assure compliance with policy.

The Company prohibits the display of any kind of sexually explicit image or document on any Company system other than as required for business purposes. In addition, sexually explicit material may not be accessed, archived, stored, distributed, edited or recorded using our network or computing resources other than as may be required for legitimate business purposes. If an employee finds that he or she is connected to a site that contains sexually explicit or offensive material, he or she should disconnect from that site immediately.

No employee may use the Company’s electronic communication to overload any computer system or network or to circumvent any system intended to protect the privacy or security of another user. Abuse of access privileges or passwords by unauthorized entry into another employee’s system or files, or into the Company’s internal or external networks, or the distribution of messages or materials that are not consistent with the policies for appropriate workplace conduct, are subject to appropriate disciplinary action up to and including dismissal. In some cases, the abuse of access privileges may be illegal, and the violator may be subject to legal penalties.

Use of Company electronic communication tools to commit infractions such as misuse of Company assets or resources, discrimination, sexual harassment, unauthorized public statements and misappropriation or theft of intellectual property are also prohibited.

User IDs and passwords help maintain individual accountability for electronic communication usage. Any employee who obtains a password and User ID must keep these confidential. These passwords should not be shared with other parties and should be changed frequently. Employees should set passwords that are not easy to decode and in particular should avoid use of familiar terms such as their family member names, birthdates and other data sets that can be easily associated with them. Employees should also not post passwords in visible and accessible places. In particular, employees with laptops provided for travel access should make sure that the passwords are not in the laptop files as well. Laptops can be stolen or accessed by unauthorized parties and remote access can be obtained if passwords are easily located. Employees should immediately call the IT Help Desk to lock out system access and change passwords if laptops are stolen or lost.

Employees learning of any technical misuse of the Company’s electronic communications systems should notify their Department Manager. Employees experiencing system-related technical or functional problems should notify the IT Department. Employees aware of other system misuse (e.g., messages dealing with sexual harassment, racial slurs, etc.), are encouraged to notify a Compliance Officer or their designated Human Resources representative.

To the extent required by Company policies or prudent business practices, voice, data, files and images (hereinafter referred to as “electronic records”) should be saved to the appropriate drives if they relate to the Company’s business. All e-mail kept in the e-mail section may be deleted at the end of every calendar quarter or sooner if file storage limitations are encountered. The Company’s general policy is that employees should delete all e-mail which is greater than 30 days old, unless such policy is tolled or suspended by litigation or other legitimate business reasons. Employees will be notified by the General Counsel if the 30-day policy has been suspended.

Employees should exercise discretion in the dissemination of electronic records. These records should be sent only to persons who need the information for business purposes. Employees should refrain from mass cc’s of electronic records to ensure that we do not inundate other employees with information they do not need.

The Company policies concerning confidentiality of information also apply to information transmitted by e-mail. Use of e-mail raises additional concerns related to confidentiality. The Company has implemented various security measures designed to protect the confidentiality of corporate information transmitted through the internal e-mail system. E-mail systems operated by third-parties should not be considered secure and therefore should not be used to transmit confidential information unless you obtain reasonable assurances as to confidentiality.

Company personnel should not participate in any electronic forum discussing and/or disclosing information about the Company, its customers, suppliers or other persons with which the Company does business or involving any Company confidential information. In no case is any employee of the Company authorized to make any defamatory statement using the Company’s electronic communications system. Violation of this provision shall result in appropriate disciplinary action including, but not limited to, dismissal.

Even in the case of the Company’s internal e-mail system, each employee is responsible for using e-mail in a manner that preserves the confidentiality of information transmitted through the system. For example, each employee is responsible for maintaining the confidentiality of his or her passwords and identification numbers and any attorney-client communications. In addition, each employee has the responsibility not to send or forward e-mail to any person who does not need to know the information in the e-mail for business purposes. Likewise, e-mails should not be reviewed by employees who are not an addressed recipient of the e-mail, unless authorized by the sender of the e-mail, an addressed recipient of the e-mail or a member of senior management exercising the Company’s rights to monitor electronic communications.

Back-up tapes are made of the entire network and record information transmitted by e-mail (including e-mail that an employee may have intended to delete from the system). As a result, material transmitted through e-mail may be subject to disclosure to unintended third-parties (for example, in a litigation context), even if a “hard copy” of the e-mail is not made. Accordingly, each e-mail should contain only the specific facts and other information that need to be communicated for business reasons. Before saving or sending an e-mail, users should consider whether any information contained in the communication might be misconstrued if reviewed by a third-party.

The Company has installed firewalls to assure the safety and security of the Company’s network. Any employee who attempts to disable, defeat or circumvent any Company security facility may be subject to dismissal.

XII. Copyrights	Images and contents of websites
on the Internet may be subject to
copyright laws. While you may make
printouts of the contents of a
third-party website, the particular
website may prohibit re-use of the
images or the contents. As a matter
of precaution, these images and
contents should not be incorporated
in presentations or material prepared
for Company use without the
permission of the third-party website
owner and/or our Legal Department.

All software that is the property of the Company can only be installed for use in hardware owned by the Company or hardware approved by the Company. This ensures that the Company does not violate copyright laws for software purchased

ValueClick’s general rule is as follows:
XIII. Document Retention Policy	All business records should be retained for not
more than one (1) year after the calendar year in
which they are prepared or acquired.
There are a few exceptions to this rule for
documents falling into the categories outlined
below.

Thirty Days

•	E-mail messages that remain in a user’s inbox, deleted items, or sent mail folders are presumed to have no business value and may be automatically deleted after thirty (30) days.

Four Years

•	Records containing personal information of employees should be retained for four (4) years from the time the record is created unless otherwise directed by the Human Resources department and/or General Counsel.

•	Sales contracts, purchase orders, leases, releases, agreements, and other contracts should be retained for a period of (4) four years after the calendar year in which the performance of the contract or other obligation was completed.

Other

•	All records that the Company is required to retain by law or contract, or which are the subject of special written arrangements, should be retained for the specified periods.

•	Documents that the Office of the General Counsel determines to be relevant to current or pending judicial or agency proceedings or investigations must not be destroyed until after the final resolution of those proceedings.

•	Drafts of documents should be discarded immediately upon completion of the final documents or final termination of discussions;

•	All technical data such as engineering records, source code listings, test and reports should be retained for such period of time as determined by the project’s manager and, in connection with patent or other intellectual property-related records, the General Counsel.

•	Accounting and financial documents are governed by policies created by the Internal Revenue Service, the Securities and Exchange Commission (“SEC”) and other regulatory authorities.

All personnel should review the records detailed above at least semi-annually. In the event any legal action or government investigation is or is likely to be initiated, the General Counsel will order all destruction activities to be suspended immediately.

XIV. Records & Accounting Integrity	Accuracy and reliability in the
preparation of all business records
is mandated by law and is of critical
importance to the Company’s
decision-making process and to the
proper discharge of ValueClick’s
financial, legal and reporting
obligations.
The books and records provisions of
the U.S. Foreign Corrupt Practices
Act and the Sarbanes-Oxley Act of
2002 require the Company to maintain
accurate books and records and to
devise an adequate system of internal
controls. Reports and documents that
ValueClick files with or submits to
the SEC, and other public
communications that ValueClick makes,
should reflect full, fair, accurate,
timely, and understandable disclosure
of information.

.

Annex A – Compliance Officers

Photo	Title	Name	Email	Phone
	Vice President	Ken Bauer	kbauer@valueclick.com	818-575-4542
	Human Resources		—
	Vice President and	Scott Barlow	sbarlow@valueclick.com	818-575-4510
General Counsel
	Chief Financial	John Pitstick	jpitstick@valueclick.com	818-575-4758
Officer
[need photo]	Director of	Ken Copas	kcopas@valueclick.com	818-575-4632
	Corporate		—
Governance
	Outside Compliance	Brad Weirick	bweirick@gibsondunn.com,	213-229-7635
	Counsel	Gibson, Dunn &
Crutcher
[need photo]	Audit	David Buzby	dbuzby@gmail.com	415-947-1050
Committee Chairman

Annex B - Possible Indicators Of Fraud

1. The following list contains some of the possible indicators of fraud. They are presented to heighten employee awareness of potential control lapses that make an environment more conducive to fraudulent behavior. These indicators can be viewed in isolation or in combination, although the latter will generally indicate that circumstances of fraudulent or corrupt behavior are a distinct possibility.

2. Employees need to proceed with caution, as the presence of one or more of the following indicators of fraud or corruption does not mean that such behavior is occurring. Such lapses in control may be the result of other factors. As a consequence, these indicators should be viewed from a wider context. The scope of this policy must also be given appropriate consideration when analyzing these factors to determine potentially fraudulent or corrupt conduct.

3. Further, these indicators should not be taken to be exhaustive or definitive as they are only a guide. Please contact the Legal Department should you need further guidance with these indicators.

Work Practices

•	Missing expenditure vouchers and unavailable official records

•	Crisis management coupled with a pressured business environment

•	Excessive variations to budgets or contracts

•	Bank reconciliations are not maintained or cannot be balanced

•	Excessive movements of cash funds

•	Unauthorized changes to systems or work practices

•	Lost assets

•	Absence of controls and

•	Lack of clear financial delegation

Employee Behavior

•	Refusal evasion or excessive delays in producing files minutes or other records

•	Unexplained absences

•	Gambling while at work

•	Borrowing money from fellow employees while at work

•	Placing undated or post-dated checks in petty cash

•	Personal creditors appearing at the workplace

•	Covering up inefficiencies

•	Excessive turnover in any specific position

•	Employees with outside business interests or other jobs that conflict with their duties

•	Signs of excessive drinking or drug abuse

•	Managers bypassing subordinates

•	Subordinates bypassing managers

•	Secretiveness

•	Marked character changes

•	Excessive or apparent total lack of ambition

•	Excessive control of records by one employee and

•	Refusal to comply with normal rules and practices

Annex C — Hypothetical Examples Of Fraud

The following items are presented to illustrate some hypothetical examples of fraudulent conduct. They are presented to assist Company personnel in maintaining awareness of potential circumstances where such behavior may occur. As with the indicators of fraud, the list is neither definitive nor exhaustive.

•	An employee responsible for arranging advertising, awards graphic design contracts to a company he and his wife own or have a substantive interest in or awards contracts to acquaintances (or corporations associated with acquaintances) without the standard procedures and processes being observed.

•	Several laptops are delivered to a building incorporating a number of IT departments and the laptops ‘disappear’. The signature on the delivery docket, verifying that the goods were delivered, is illegible.

•	An employee obtains employment under false pretences by falsely claiming to have the required qualifications.

Judgment should be exercised in considering potentially fraudulent conduct. In some circumstances, a one-off instance may constitute fraudulent conduct. In other circumstances, one-off instances of some behavior may not be considered fraudulent conduct, however, ongoing recurrences of that behavior that become material or serious in nature will be regarded as potentially fraudulent behavior.

Annex D – Anti-Fraud Strategies

The following anti-fraud strategies are presented to assist with the creation of an environment that minimizes fraudulent behavior within the Company with a focus on three categories: Environment and Culture; Policy Development; and Personnel Recruiting.

Environment and Culture

1.	Fraud prevention strategies should be integrated into Company’s planning processes and into sales and supplier contracts and agreements.

2.	Managers at all levels must create an environment in which employees believe that dishonest acts will be detected and investigated. To this end, they have a responsibility to ensure:

a.	Participation in management training that deals with the implementation of this policy.

b.	Proper supervision of employees.

c.	Employees understand that controls are designed and intended to prevent or detect fraudulent behavior.

d.	Encourage employees to report suspected fraudulent behavior directly to the appropriate manager without fear of disclosure or retribution.

e.	That known conflicts of interest are avoided by:

i.	Not entering into contracts with parties known to have a conflict of interest without the express permission of the Board of Directors, and

ii.	Encouraging vendors, contractors and other parties with whom the Company does business to disclose potential conflicts of interest.

2.	Measures to prevent fraudulent behavior should be subject to the Company’s internal control framework. Process improvement as part of the internal control framework is particularly relevant as new systems, programs, processes, and arrangements are introduced or modified.

Policy Development

1.	Fraud prevention and detection controls are embedded in various ValueClick policies including:

a.	Code of Conduct;

b.	Purchasing Policy;

c.	Equal Opportunity and Affirmative Action Policy;

d.	Recruitment, Selection and Appointment Policy; and

e.	Travel and Entertainment Policy.

Personnel Recruiting

1.	Recruitment policy and practice underpins fraud prevention. Management at all levels must support Human Resources Department recruitment strategies aimed at fraud prevention. These strategies include:

a.	Criminal background checks on employees, where the position warrants such a check;

b.	Contacting previous employers and obtaining references; and

c. Verifying transcripts, qualifications, publications, and other certificates or
documentation.Annex E – Desirable Evidence Characteristics

1.	Good evidence is crucial to initial inquiries and preliminary investigation. Evidence from initial inquiries and preliminary investigations may be used in further investigations and, as such, must be the best that the Company can obtain. Ideally, evidence gathered in support of an initial investigation should meet the following standards:

a.	Sufficient. This means that the evidence, in total, is sufficient to prove an allegation beyond reasonable doubt. Sufficient evidence should be factual, adequate and convincing.

b.	Competent. This means that any piece of evidence is the best possible available. Competence is best illustrated by example. Written evidence is more competent than verbal evidence; corroborative evidence from a third-party with no interest in the complaint will be more persuasive than evidence from a party to the complaint. In short, competent evidence is reliable and the best available.

c.	Relevant. This means that the evidence supports any findings and recommendations that relate to the objectives of the initial inquiry or preliminary investigation.

d.	Useful. This means that the evidence helps the Company meet its organizational goals.

2.	The Company acknowledges that it may not be possible under all circumstances to obtain evidence that meets these tests. These standards are provided to assist personnel in their consideration of evidence collected in connection with either initial inquiries or preliminary investigations.

The names and contact information for each of these individuals is included in Annex A and is also available on the Company’s intranet site, VC Central (http://my.valueclick.com).